Exhibit 99.1

OHA Investment Corporation

1114 Avenue of the Americas, 27th Floor
New York, New York 10036

April 11, 2018

Etude Capital LLC

401 Congress Avenue

Suite 1540

Austin, TX 78701

Dear Steven I. Stein:

Etude Capital LLC (“you”) have requested certain non-public information from OHA Investment Corporation (“OHAI” or “us”) in connection with your consideration of a possible negotiated transaction involving you and OHAI (the “Transaction”). As a condition to OHAI furnishing such information to you, you hereby agree to the following provisions set forth in this Confidentiality Agreement (this “Agreement”).

1. Certain Definitions. As used in this Agreement:

(a) “Affiliate” means, with respect to any specified person, any other person that directly or indirectly controls, is controlled by or is under common control with such specified person. The term “control,” when used with respect to any specified person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Evaluation Material” means any information or data concerning OHAI or any of its Affiliates, including, but not limited to, information relating to its and their processes, systems, and strategies, whether in oral, visual, written, electronic or other form, that is disclosed to you or any of your Representatives by OHAI or any of its Representatives, together with all notes, memoranda, summaries, analyses, compilations, forecasts, studies, strategies, data and other documents and materials (in whatever form maintained) relating thereto that are prepared by you or any of your Representatives. Notwithstanding the foregoing, “Evaluation Material” does not include information or data that: (i) is or was independently developed by you or your Representatives without the benefit of any Evaluation Material or in breach of this Agreement; (ii) is or becomes generally available to the public, other than as a result of disclosure by you or your Representatives in breach of this Agreement; or (iii) is or becomes available to you on a non-confidential basis from a source other than OHAI or any of its Representatives, so long as to your knowledge that source was not bound by an obligation of confidentiality prohibiting disclosure of such information.

(c) “Representatives” means, with respect to any person, such person’s Affiliates and the respective directors, general partners, officers, employees, managers, agents and advisors (including attorneys, accountants, investment bankers, financial advisors and consultants) of such person and such person’s Affiliates. Your Representatives may include potential debt or equity financing sources only with the prior written consent of OHAI, with such consent not to be unreasonably withheld as it relates to potential debt financing sources.

2. Confidentiality, Use and Disclosure of Evaluation Material.

(a) You agree that all Evaluation Material shall be: (i) used by you and your Representatives solely for the purpose of evaluating the Transaction and not for any other purpose; (ii) kept strictly confidential; and (iii) disclosed by you only to those of your Representatives to whom disclosure is needed in order to facilitate your evaluation of the Transaction. Without in any way limiting the foregoing, you agree to not contact any portfolio company about which you were provided Evaluation Material, or any financial sponsor to such portfolio company, for the purpose of seeking to provide such portfolio company with debt or equity financing.

(b) In the event that you or any of your Representatives is required, by interrogatories, requests for information from a governmental or regulatory authority, subpoena or similar legal process, to disclose any Evaluation Material, you shall provide OHAI with prompt written notice of the existence, terms and circumstances surrounding such request or requirement so that OHAI may seek an appropriate protective order and/or, in its sole discretion, waive compliance by you or your Representatives with the applicable provisions of this Agreement. If, in the absence of such a protective order or waiver, you or any of your Representatives are nonetheless legally compelled to disclose any Evaluation Material, then you or such Representative may disclose only such portion of the Evaluation Material as is legally required to be disclosed as advised by legal counsel to you or such Representative without liability under this Agreement so long as you use, and direct your applicable Representatives to use, reasonable efforts to obtain assurances that such disclosed Evaluation Material will be afforded confidential treatment and to preserve the confidentiality of the remainder of the Evaluation Material.

(c) You agree that, without the prior written consent of OHAI, you shall not act as a joint bidder or co-bidder with, or financing source to, any other person or entity with respect to a Transaction. You further agree that none of you, your affiliates, or any Representatives of you or your affiliates (in each case, acting on your direction or behalf) shall, without the prior written consent of OHAI, directly or indirectly, enter into any arrangements or agreements with any other person or entity that has or would have the effect of requiring such person or entity to provide you with financing or other capital on an exclusive basis in connection with a Transaction. Notwithstanding any other provision of this Agreement, nothing shall prohibit or restrict you from entering into a customary “tree” arrangement with a financing source (subject to Paragraph 1(c)) at which a deal team is working on obtaining or providing potential financing for you for purposes of a Transaction, provided that (i) such deal team is not permitted to work on obtaining or providing potential financing for any other person or entity evaluating or pursuing a transaction involving OHAI, and (ii) other deal teams at such financing source are permitted to work on obtaining or providing potential financing for other persons or entities evaluating or pursuing a transaction involving OHAI. OHAI reserves the right, in granting any such consent required by this paragraph or otherwise in this Agreement, to require additional agreements regarding restrictions on any financing, joint bidding and/or teaming arrangements.

(d) Without the prior written consent of OHAI, neither you nor your Representatives will disclose to any person (a) the fact that any investigations, discussions or negotiations are taking place concerning a possible Transaction, (b) that you have requested or received Evaluation Material from OHAI, (c) any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof, or (d) any terms of an agreed upon Transaction with you; for the avoidance of doubt, you may disclose the information set forth above in 2(d)(a), (b) and (d) in an amendment to the Schedule 13D, filed by you with the United States Securities and Exchange Commission on September 29, 2017, as amended (the “Schedule 13D”) without prior written consent of OHAI which you are advised by counsel is legally required and OHAI agrees that a copy of this Agreement will be filed by you in an amendment to your Schedule 13D following execution of this Agreement. The term “person” as used in this Agreement will be interpreted broadly to include, without limitation, any corporation, company, partnership or individual.

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3. Costs; Remedies.

(a) In the event of any legal proceedings for the enforcement of this Agreement, the reasonable costs and expenses incurred by the prevailing party or any of its Representatives in connection with such proceedings, including attorney fees and disbursements, shall be reimbursed by the non-prevailing party.

(b) In addition, each party agrees that money damages would not be a sufficient remedy for a breach or a threatened breach of this Agreement and that each party shall be entitled to specific performance and injunctive or other equitable relief without the posting or securing of a bond or other security as a remedy for any such breach or threatened breach, in addition to all other remedies available at law or in equity. Such injunctive or other equitable relief shall be available without the obligation to prove any damages underlying such breach or threatened breach. Each party agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages and each party further agrees to waive (and to use reasonable efforts to cause all of their Representatives to waive) any requirement for the securing or posting of any bond or other security in connection with any such remedy. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

4. Liability for Representatives. You shall be liable for any breaches of this Agreement by any of your Representatives and you agree to take at your sole expense all reasonable measures to prevent your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

5. Material Non-Public Information. You hereby represent that you are aware of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities. You further agree that you will advise your Representatives who receive Evaluation Material as to the foregoing.

6. Schedule 13D Group Members. Each of the Schedule 13D Group Members named below acknowledges and agrees to be bound by the terms of this Agreement.

7. No Representation or Warranty of Accuracy or Completeness. You understand and acknowledge that OHAI is not making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and none of OHAI or any of its officers, directors, employees, stockholders, owners, affiliates, agents, representatives or advisors will have any liability to you or any other person resulting from your use of the Evaluation Material. Only those representations and warranties that are made to you in a definitive agreement between you and OHAI relating to a Transaction (a “Definitive Agreement”), when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in the Definitive Agreement, will have any legal effect, and you agree that if you determine to engage in a Transaction, such determination will be based solely on the terms of the Definitive Agreement and on your own investigation, analysis and assessment of OHAI.

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8. No Legal Obligation as to a Transaction. You also understand and agree that no contract or agreement providing for a Transaction shall be deemed to exist between you and OHAI unless and until a Definitive Agreement has been executed and delivered, and you hereby waive, in advance, any claims (including, without limitation, claims for breach of contract) in connection with a Transaction unless and until you and OHAI shall have entered into a Definitive Agreement. You also agree that unless and until a Definitive Agreement has been executed and delivered, OHAI will not have any legal obligation of any kind whatsoever with respect to any possible Transaction by virtue of this Agreement or any other written or oral expression with respect to such possible Transaction except, in the case of this Agreement, for the matters specifically agreed to herein. For purposes of this paragraph, the term “Definitive Agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer or bid on your part. You further understand that (a) OHAI shall be free to conduct the process for any possible transaction involving OHAI as it in its sole discretion shall determine (including, without limitation, by negotiating with any other party and entering into an agreement with such third party without prior notice to you or any other person), (b) any procedures relating to such transaction may be changed at any time without notice to you or any other person and (c) you shall not have any claim whatsoever against OHAI or any of its directors, officers, employees, stockholders, owners, affiliates, agents, representatives, attorneys or advisors, arising out of or relating to any transaction involving OHAI and any other party (other than those against the parties to a Definitive Agreement with you in accordance with the terms thereof).

9. Miscellaneous.

(a) You agree that until the earlier of the expiration of eighteen (18) months from the date of this Agreement or consummation of a Transaction as confirmed by OHAI to you in writing, you shall not (a) except at the specific written request of OHAI, in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of OHAI or any of its subsidiaries, (b) except at the specific written request of OHAI, propose to enter into, directly or indirectly, any merger or business combination involving OHAI or any of its subsidiaries, any transaction involving the direct or indirect purchase of a material portion of the assets of OHAI or any of its subsidiaries, and/or any transaction involving a change in OHAI’s status as an externally managed business development company to an internally managed business development company, (c) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of OHAI or any of its subsidiaries, (d) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with any persons who are not Affiliates, except for the group evidenced by the Schedule 13D, respect to any voting securities of OHAI or any of its subsidiaries, (e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of OHAI, (f) subject to paragraphs 2(b) and 2(d), disclose any intention, plan or arrangement inconsistent with the foregoing or (g) advise, assist or encourage any other persons in connection with any of the foregoing.

(b) You further agree that, during the period set forth in Paragraph 8(a), you shall not, directly or indirectly, (A) request that OHAI (or its directors, officers, employees or agents) amend or waive any provision of Paragraph 8(a) or this Paragraph 8(b), or (B) take any action which (i) might require OHAI to make a public announcement regarding the possibility of a Transaction with you, or (ii) results in the public announcement by you or any other person or entity relating to a potential Transaction; provided, however, that from and after an Announcement Date (as herein defined), the restrictions on amendment or waiver set forth in the foregoing subsection (A) shall no longer apply, but any such request for an amendment or waiver must comply with subsection (B), and OHAI and/or its directors, in considering such request, may grant or deny, or otherwise limit or reduce the scope of, any such amendment or waiver, in each case as OHAI and/or directors determine, in its or their sole discretion, to be appropriate in the circumstances. For these purposes, “Announcement Date” shall mean the date on which (A) OHAI enters into a definitive agreement with respect to, or publicly announces that it plans to enter into, a transaction involving all or a controlling portion of OHAI’s equity securities or all or substantially all of OHAI’s assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise), (B) any person commences a tender or exchange offer which, if consummated, would result in such person’s acquisition of all or a controlling portion of OHAI’s equity securities, and in connection therewith, the board of directors of OHAI either accepts such offer or fails to recommend that its shareholders reject such offer within ten business days from the commencement of such offer, or (C) OHAI enters into a definitive agreement with respect to, or publicly announces that it plans to enter into, a transaction involving a change in OHAI’s status as an externally managed business development company to an internally managed business development company.

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(c) This Agreement contains the sole and entire agreement between the parties with respect to the matters set forth herein.

(d) All of the Evaluation Material is and shall remain the property of OHAI. If a Transaction is not consummated by you or if, at any time, OHAI so requests, you will promptly return to OHAI, or destroy (including through deletion from your electronic systems), all copies of the Evaluation Material (whether prepared by OHAI, its advisors or otherwise) in your possession or in the possession of any of your Representatives, and you will promptly destroy all copies of any analyses, compilations, studies or other documents prepared by you or for your use to the extent containing or reflecting any Evaluation Material and confirm in writing to OHAI the fact that all such material has been returned or destroyed in compliance with the terms of this Agreement; provided, however, that you and your Representatives shall be permitted to retain such Evaluation Material as is necessary to enable you and your Representatives to comply with any applicable document retention requirements under applicable law or regulation and to retain any computer records and computer files containing any Evaluation Material if required pursuant to their respective current automatic archiving and backup procedures. Notwithstanding the return or destruction of Evaluation Material, you and your Representatives shall continue to be bound by your obligations of confidentiality and other obligations hereunder.

(e) Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any party without the prior written consent of the non-assigning party. Any purported assignment without such consent shall be void and unenforceable.

(f) This Agreement may be amended, modified or waived only by a separate written instrument duly signed and delivered by or on behalf of all parties. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

(g) The invalidity, illegality or unenforceability of any provision of this Agreement shall not impair or affect the validity, legality or enforceability of any other provision of this Agreement, unless the enforcement of such other provision in such circumstances would be inequitable as determined by a court of competent jurisdiction.

(h) It is understood that all (a) communications regarding any proposed Transaction, (b) requests for additional information, (c) requests for management meetings and (d) discussions or questions regarding procedures, will be submitted or directed to one of the following representatives of Keefe, Bruyette & Woods (“KBW”): Allen Laufenberg, and not to OHAI or its officers or employees. Notices hereunder shall be given in writing as follows: (a) in the case of OHAI, to Steven Wayne, Chief Executive Officer, at 212-326-1573; (b) in the case of KBW, to Allen Laufenberg at 312-423-8205; in each case subject to confirmation of receipt by the party to whom they are addressed as set forth above.

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(i) This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the principles of conflicts of laws in any jurisdiction. Each party consents and submits to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States located in New York for the adjudication of any action or legal proceeding relating to or arising out of this Agreement and the Transaction contemplated hereby (and each party agrees not to commence any action or legal proceeding relating thereto except in any such court).

(j) This Agreement and all obligations hereunder will terminate upon the earlier of the expiration of eighteen (18) months from the date of this Agreement or consummation of the Transaction, as confirmed by OHAI to you in writing.

(k) This Agreement may be signed in any number of counterparts (including by fax and PDF) with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart hereof signed by the other party hereto.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

OHA Investment Corporation

By:	/s/ Steven Wayne
	Name:	Steven Wayne
	Title:	President and CEO

Etude Capital LLC

By:	/s/ Steven I. Stein
	Name:	Steven I. Stein
	Title:	President

CapLab Partners LP

By:	Capital Laboratories Inc. General Partner

By:	/s/ Steven I. Stein
	Name:	Steven I. Stein
	Title:	President and Sole Director

Capital Laboratories, Inc.

By:	/s/ Steven I. Stein
	Name:	Steven I. Stein
	Title:	President and Sole Director

/s/ Steven I. Stein
Steven I. Stein

BLR Partners LP

By:	BLRPart, LP General Partner

By:	BLRGP Inc. General Partner

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Sole Director

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BLRPart, LP

By:	BLRGP Inc. General Partner

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Sole Director

BLRGP Inc.

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Sole Director

Fondren Management, LP

By:	FMLP Inc. General Partner

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Sole Director

FMLP Inc.

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Sole Director

The Radoff Family Foundation

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Director

/s/ Bradley L. Radoff
Bradley L. Radoff

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